EXHIBIT 10.1
                                                                    ------------

                               HARSCO CORPORATION

                   1995 EXECUTIVE INCENTIVE COMPENSATION PLAN

                     AUTHORIZATION, TERMS, AND CONDITIONS OF
                            OTHER PERFORMANCE AWARDS
                    (ORIGINAL DOCUMENT AS OF MARCH 22, 2007)


1.     Purpose of Other Performance Awards
       -----------------------------------

       The grant of Other Performance Awards ("Awards") under the 1995 Executive Incentive Compensation Plan is intended to further the profitable growth of Harsco Corporation (the "Company") by offering a long-term incentive opportunity, in addition to base salary and short-term incentives, to officers and key corporate and divisional employees of the Company and its subsidiaries who are largely responsible for such growth, to the benefit of the Company's stockholders. Such Awards are expected to encourage recipients to improve their performance and remain with the Company and its subsidiaries, and encourage other qualified persons to seek and accept employment with the Company and its subsidiaries.

2.     Overview
       --------

       This document (the "Terms and Conditions") sets forth the authorization, terms, and conditions of Awards under the Company's 1995 Executive Incentive Compensation Plan (the "1995 Plan"), as determined by the Management Development and Compensation Committee (the "Committee") and the Board of Directors. These Terms and Conditions are subject to, and qualified in their entirety by reference to, the 1995 Plan, including
       Section 6(i) of the 1995 Plan setting forth certain terms relating to Awards. If any of the Terms and Conditions are inconsistent with the 1995 Plan, the terms of the 1995 Plan shall control. Words used in these Terms and Conditions but not otherwise defined herein shall have the meanings ascribed to such words in the 1995 Plan.

3.     Definitions
       -----------

       In addition to terms defined in Sections 1 and 2 hereof, the following terms shall be defined as set forth below:

       3.1 Base Year means the calendar year preceding a given three-year Performance Period for which the Awards are to be computed.
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       3.2  Bonus Multiple means the sum of the Excess Bonus Multiple and the
            Target Multiple. A Bonus Multiple greater than 1.5 will be reduced to 1.5. A Bonus Multiple less than 0.5 will be reduced to zero.

       3.3 Cumulative Three-Year Actual EVA(R) means, for any three-year Performance Period for the consolidated Company, the sum of the EVA performance for each of the three years. Cumulative Three-Year Actual EVA may be a negative number.

       3.4 Cumulative Three-Year EVA Interval means the difference between the Cumulative Three-Year Actual EVA and the Cumulative Three-Year Target EVA at the point at which the Bonus Multiple is zero. The Cumulative Three-Year EVA Interval is also equal to the difference between the Cumulative Three-Year Actual EVA level at which the Bonus Multiple is 2.0 and the Cumulative Three-Year Target EVA. The Cumulative Three-Year EVA Interval will be established by the Committee in accordance with Section 4.1.

       3.5 Cumulative Three-Year Target EVA means, for any three-year Performance Period for the consolidated Company, the sum of the Base Year EVA times three plus the expected EVA improvement for year one times three plus the expected EVA improvement for year two times two plus the expected EVA improvement for year three. Cumulative Three-Year Target EVA is generally intended to represent a level of performance which the Committee believes, in its sole discretion, would merit payment of incentive compensation at a normal or median level. The Cumulative Three-Year Target EVA shall be established by the Committee in accordance with Section 4.1.

       3.6 EVA Center means the Company as a whole or any division, subsidiary or business unit of the Company recognized by the Committee. For purposes of the Awards, only the consolidated Company is considered.

       3.7 EVA or Economic Value Added means the level of cumulative economic value added generated by the Company during a given three-year Performance Period which is determined in accordance with the procedures and guidelines established by the Company within the time period specified in Code Section 162(m).

       3.8 Excess Bonus Multiple means the quotient of the Excess Cumulative Three-Year EVA Improvement (actual over target) divided by the Cumulative Three-Year EVA Interval. This amount can be a negative number.

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       3.9  Excess Cumulative Three-Year EVA Improvement means the difference between the Cumulative Three-Year Actual EVA for the Performance Period less the Cumulative Three-Year Target EVA for that same Performance Period. Excess Cumulative Three-Year EVA Improvement can have a negative value.

       3.10 Fair Market Value means, as of any given date, the average of the high and the low sale prices of a share of common stock, as reported by a reputable information service for such date or, if no such prices are reported for such date, on the most recent trading day prior to such date for which such prices were reported.

       3.11 Participant means an officer or key employee of the Company or a subsidiary, who has been identified by the Committee as being eligible for a potential award.

       3.12 Performance Period means the three-year period during which the achievement of Cumulative Three-Year Target EVA with respect to a given Award shall be measured.

       3.13 Performance Units Declared means the product of the Bonus Multiple and the Target Performance Units.

       3.14 Restricted Stock Units means the currency of Awards under the 1995 Plan. The shares of common stock underlying the Restricted Stock Units shall not be issued to a Participant until the applicable Restricted Stock Units have vested. Terms of vesting of an Award shall be specified in the Restricted Stock Units Agreement acknowledging the grant and specifying certain terms regarding the grant.

       3.15 Retirement means retirement at or after age 62.

       3.16 Target Multiple means, for purposes of calculating a Participant's Award, 1.0.

       3.17 Target Performance Units means the number of Restricted Stock Units allocated to a Participant during the three-year Performance Period. The number of Target Performance Units awarded to a Participant varies based on the position of the participant within the Company and is established by the Committee.

       3.18 Termination means a termination of employment immediately after which the Participant is not an employee of the Company or any subsidiary. Conversion from full-time or part-time employment or a leave of absence from employment, if approved by the Committee,

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            shall not be deemed to be a Termination for purposes of these Terms and Conditions.

4.     Performance Objectives and Award Notification
       ---------------------------------------------

       4.1  Performance Objectives. Within the time period specified in Code
            Section 162(m), the Committee shall specify the Cumulative Three-Year Target EVA and the Cumulative Three-Year EVA Interval for the Company. Initially, the Cumulative Three-Year Target EVA and the Cumulative Three-Year EVA Interval shall be established for the subsequent three year performance cycle. Annually thereafter, the applicable Cumulative Three-Year Target EVA and Cumulative Three-Year EVA Interval will be established by the Committee for the upcoming three year performance cycle.

       4.2 Notification of Awards. The Company shall notify members of the class of eligible employees of their selection for participation and the applicable Cumulative Three-Year Target EVA and Cumulative Three-Year EVA Interval for the Performance Period as promptly as practicable. Such notification shall be accomplished in any reasonable manner, in the discretion of the Committee.

5.     Determination of Awards and Awards of Restricted Stock Units
       ------------------------------------------------------------

       5.1 Determination of Award and Limitation Thereof. As promptly as practicable following the end of each Performance Period, the Company shall determine the Cumulative Three-Year EVA achieved. The Committee shall review the EVA determinations along with the other material terms and conditions relating to the payout of an award under the Plan. If all conditions for the payout of an Award have been satisfied, the Committee shall then determine the Award if any, to be granted as a result of the Cumulative Three-Year Actual EVA achieved by the Company for the Performance Period. The Award to be granted shall be calculated by determining the Cumulative Three-Year Actual EVA for the Performance Period and comparing that with the Cumulative Three-Year Target EVA and the Cumulative Three-Year EVA Interval to determine the Excess EVA Improvement. The Committee shall then determine the Excess Bonus Multiple, the Bonus Multiple and the Performance Units Declared. A sample calculation of an award is attached as Exhibit A to this Plan.

       5.2 Award of Restricted Stock Units. At the time the Committee determines a Participant's Performance Units to be awarded under
            Section 5.1, each Participant shall become entitled, subject to Sections 5.3 and 5.4, to receive an award of Restricted Stock Units in an amount equal to his or her Performance Units award. Such Restricted

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            Stock Units award shall be made as promptly as practicable after the determination by the Committee of the Participant's Performance
            Units award.

       5.3 Committee Discretion. The Committee may, at any time prior to the payment under Section 5.2, adjust or modify the Performance Unit awards determined under Section 5.1: (1) in recognition of unusual or nonrecurring events affecting the Company, or the financial statements or results thereof, or in response to changes in applicable laws (including tax, disclosure, and other laws), regulations, accounting principles, or other circumstances deemed relevant by the Committee, (2) in view of the Committee's assessment of the business strategy of the Company, performance of comparable organizations, economic and business conditions, personal performance of the Participant, and other circumstances deemed relevant by the Committee, or (3) with respect to any Participant whose position or duties with the Company or any subsidiary has changed; provided, however, that no such adjustment or modification may be made with respect to an Award granted to a "covered employee" within the meaning of Code Section 162(m) and regulations thereunder if and to the extent that such adjustment or modification would increase the amount of compensation payable to such covered employee. Examples of considerations which might influence the Committee in exercising its discretion hereunder include:

            (a) Achievement of a rate of return on stockholders' equity which was either significantly more or significantly less than the Committee's estimate of the Company's competitive cost of equity.

            (b) A substantial change in the established strategic performance objectives during the period.

       5.4 Determination of Award In the Event of Termination. In the event of a Participant's Termination, such Participant (or his or her beneficiary) shall receive, in lieu of the award specified in
            Section 5.2, a determination of such Participant's Award as provided in this Section 5.4.

            (a) In the event of a Participant's Termination by reason of Retirement, death, or full and permanent disability (as determined by the Committee) after the end of a Performance Period to which an Award relates but prior to the Committee's determination of the Participant's Performance Units Award, the calculation of the Participant's Performance Unit award shall be determined under Section 5.1 and the remaining provisions of this Section 5.

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            (b)  In the event of a Participant's Termination (i) for any reason prior to the end of a Performance Period to which an Award relates or (ii) for any reason other than as set forth in clause (a) above after the end of a Performance Period to which an Award relates but prior to the Committee's determination of the Participant's Performance Units Award, the Award of such Participant for such Performance Period shall be forfeited.

       5.5 Certification. Determinations by the Committee under this Section 5 shall be set forth in a written certification, which may include for this purpose approved minutes of a meeting of the Committee at which such determinations were made.

6.     Administration
       --------------

       Administrative details relating to Awards shall be handled by the Administrator, which shall be one or more individuals, employed in the Company's corporate office and designated by the Chief Executive Officer of the Company to serve in such capacity.












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                                    EXHIBIT A
                   EXAMPLE PERFORMANCE UNIT AWARD CALCULATION

--------------------------------------------------------------------------------
                              Illustrative Example
--------------------------------------------------------------------------------
                                           2005      2006       2007      2008
                                       -----------------------------------------
    Prior Year EVA                        40,000    40,000    40,000     40,000
    Year 1 Expected Improvement                      7,300     7,300      7,300
    Year 2 Expected Improvement                                7,700      7,700
    Year 3 Expected Improvement                                           7,700
                                       -----------------------------------------
    Total Expected EVA                              47,300    55,000     62,700
                                       =========================================
    Cumulative 3-Year EVA Target                                        165,000
                                                                      ==========

    Actual EVA Year 1                               55,000
    Actual EVA Year 2                                         60,000
    Actual EVA Year 3                                                    65,000
                                                 -------------------------------
    Actual Cumulative 3-Year EVA                                        180,000
                                                                      ==========

 =  Excess Cumulative 3-Year EVA                                         15,000
                                                                      ==========

 /  Divide by Cumulative 3-Year EVA Interval                            118,000
                                                                      ----------

 =  Excess Bonus Multiple                                                 0.13x
                                                                      ==========

 +  Target Bonus Multiple                                                 1.00x
                                                                      ----------

 =  Bonus Multiple Earned                                                 1.13x
                                                                      ==========

    Actual Bonus Multiple Declared (Cap - 1.50x, Floor - 0.50x)           1.13x

 x  Target Performance Units                                             10,000
                                                                      ----------

 =  Performance Units Declared                                           11,300
                                                                      ==========



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